UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 21, 2016

FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33156 (Commission File Number)	20-4623678 (I.R.S. Employer Identification No.)

350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of principal executive offices, including zip code)

(602) 414-9300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events

On February 21, 2017, FS Japan Project 12 GK (the “Project”), a limited liability company organized and existing under the laws of Japan and an indirect wholly-owned subsidiary of First Solar, Inc., made an initial draw of ¥7.3 billion ($65 million) under the senior loan facility provided under a credit agreement with Mizuho Bank, Ltd. (the “Credit Facility”). The Credit Facility provides for aggregate borrowings of up to ¥27.3 billion ($241 million) and has been entered into for the development and construction of a 59.5 MW photovoltaic power plant located in Ishikawa, Japan.

The Credit Facility consists of a ¥24.0 billion ($212 million) senior loan facility, a ¥2.1 billion ($18 million) consumption tax facility, and a ¥1.2 billion ($11 million) letter of credit facility. The senior loan facility bears interest at 6-month Tokyo Interbank Offered Rate (“TIBOR”) plus 0.75%, the consumption tax facility bears interest at 3-month TIBOR plus 0.50%, and the letter of credit facility bears interest at varying TIBOR rates plus 0.75% depending on the tenor of the underlying letters of credit. Any undrawn letters of credit accrue fees at 0.75% on their face amount. Interest on the senior loan facility and letter of credit facility is payable bi-annually, and interest on the consumption tax facility is payable quarterly. Principal on the senior loan facility is payable in scheduled bi-annual installments from April 30, 2019 to the maturity of the facility on October 31, 2036. The Credit Facility is secured by pledges of the Project’s assets, accounts, material project documents, and by the equity interests in the Project. The Credit Facility contains customary representations and warranties, covenants, and events of default for comparable loan facilities in Japan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.

Date: February 23, 2017	By:	/s/ PAUL KALETA
	Name:	Paul Kaleta
	Title:	Executive Vice President, General Counsel and Secretary

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